Exhibit 4.1

AMENDMENT NO. 1 TO

RIGHTS AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the Rights Agreement, dated as of February 7, 2013 (the “Rights Agreement”), by and between BBX Capital Corporation, a Florida corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), is entered into this May 7, 2013. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of the Agreement and Plan of Merger, dated as of May 7, 2013 (as amended, modified or supplemented, from time to time, the “Merger Agreement”), by and among BFC Financial Corporation, a Florida corporation (“BFC”), BBX Merger Sub, LLC, a Florida limited liability company and wholly owned subsidiary of BFC (“Merger Sub”), and the Company, pursuant to which BFC will be merged with and into the Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of BFC;

WHEREAS, the Company desires to amend the Rights Agreement pursuant to Section 26 of the Rights Agreement, immediately prior to entering into the Merger Agreement, to facilitate the transactions contemplated by the Merger Agreement;

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an appropriate officer of the Company which states that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement; and

WHEREAS, pursuant to resolutions adopted at a duly convened special meeting of the Board held on May 7, 2013, the Board has determined that it is in the best interests of the Company and its shareholders, and consistent with the objectives of the Board in adopting the Rights Agreement, to amend the Rights Agreement in the manner set forth herein immediately prior to entering into the Merger Agreement to except from the operation of the Rights Agreement the Merger Agreement, the Merger, and any and all other transactions contemplated by the Merger Agreement and to provide that the Rights Agreement shall expire immediately prior to the effective time of the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment to Section 1

a. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition:

“Notwithstanding anything in this Agreement to the contrary, none of BFC, Merger Sub or any of their respective Affiliates or Associates shall be or become an Acquiring Person, and the term “Acquiring Person” shall not include any of BFC, Merger Sub or any of their respective Affiliates or Associates, solely by reason of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Merger or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

b. The definition of “Distribution Date” in Section 1(q) of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Merger or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

c. The definition of “Expiration Date” in Section 1(w) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“Expiration Date” shall mean the earliest of (i) February 7, 2023, (ii) the time at which the Rights are redeemed as provided in Section 22 hereof, (iii) the time at which the Rights are exchanged as provided in Section 23 hereof, (iv) the repeal of Section 382 of the Code or any successor statute, or the occurrence of any other event if the Board determines that this Agreement is no longer necessary for the preservation of Tax Benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward, and (vi) immediately prior to the Effective Time of the Merger in accordance with the terms of the Merger Agreement.”

d. The definition of “Stock Acquisition Date” in Section 1(ll) of the Rights Agreement is hereby amended by adding the following sentence to the end of said definition:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Merger or (iii) the consummation of any of the other transactions contemplated by the Merger Agreement.”

e. Section 1 of the Rights Agreement is hereby amended by adding the following definitions to the end of Section 1:

“Effective Time” shall mean the time at which the Merger becomes effective pursuant to the terms and conditions of the Merger Agreement.

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among BFC, Merger Sub and the Company, dated as of May 7, 2013 (as such agreement may be amended from time to time).

“Merger Sub” means BBX Merger Sub, LLC, a Florida limited liability company and wholly-owned subsidiary of BFC.

“BFC” means BFC Capital Corporation, a Florida corporation.

4. Amendment to Section 11

Section 11 of the Rights Agreement is hereby amended by adding the following sentence to the end of Section 11(a)(ii):

“Notwithstanding anything in this Rights Agreement to the contrary, none of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (ii) the consummation or public announcement of the Merger, (iii) the acquisition of shares of common stock of the Company in accordance with the provisions of the Merger Agreement, or (iv) the consummation of any of the other transactions contemplated by the Merger Agreement shall cause the Rights to be adjusted or become exercisable in accordance with this Section 11(a)(ii).”

5. Benefits

All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

6. Severability

If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Effectiveness and Effect of Amendment

a. Notwithstanding anything to the contrary set forth in Section 26, this Rights Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto. The Company shall notify the Rights Agent via electronic mail of such execution and delivery of the Merger Agreement promptly thereafter.

b. Except as specifically modified herein, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement. Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement”, “thereunder”, “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

8. Governing Law

This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed entirely within State of Florida.

9. Descriptive Headings

Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

10. Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth in the first paragraph hereof.

BBX CAPITAL CORPORATION:

By:	/s/ Alan B. Levan
Name:	Alan B. Levan
Title:	Chairman and Chief Executive Officer

RIGHTS AGENT:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Senior Vice President

[Signature Page to Rights Agreement Amendment]